Exhibit 2.1

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made effective as of April 18, 2011, among Quest Diagnostics Incorporated, a Delaware corporation (“Parent”), Spark Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”), and Celera Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, the Purchaser and the Company are parties to that certain Agreement and Plan of Merger, dated as of March 17, 2011 (the “Agreement”); and

WHEREAS, Parent, the Purchaser and the Company desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, Parent, the Purchaser and the Company hereby agree to amend the Agreement pursuant to Section 8.6 thereof as follows:

1. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

2. Section 2.1(d) of the Agreement is hereby replaced in its entirety with the following:

Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 5:00 p.m. (New York City time) on the date that is twenty-six (26) Business Days following the commencement of the Offer (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

3. Section 6.4(a) of the Agreement is hereby replaced in its entirety with the following:

The Company shall, and shall cause each Company Subsidiary and Company Representative to, immediately cease and cause to be terminated any existing discussions or negotiations with any Third Parties (other than the Parent Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary and Company Representative not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including any proposal or offer to the Company’s stockholders) that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into any Takeover Proposal Agreement, (iii) enter into, maintain, continue or otherwise engage or participate in any negotiations or discussions with any Person in furtherance of such inquiries or to obtain a proposal or offer that constitutes, or may reasonably be expected to lead to a Takeover Proposal, (iv) agree to, approve, endorse or recommend any Takeover Proposal, (v) take any action to approve a Third Party becoming an “interested stockholder”, or to approve any transaction, for purpose of Section 203 of the DGCL or (vi) resolve, propose or agree, or authorize or permit any Company Representative, to do any of the foregoing. The Company acknowledges and agrees that the doing of any of the foregoing by any of the Company Subsidiaries or any Company Representative shall be deemed to be a breach by the Company of this Section 6.4(a). Notwithstanding the foregoing, the Company may release any Person from, and waive the provisions of, any standstill (or similar) agreement to which the Company and such Person are parties and that is in effect as of the date of this Agreement (in which case, such release and waiver shall also apply to the Confidentiality Agreement). The Company shall not waive the provisions of any confidentiality agreement to which it and any Person are parties, and, unless otherwise agreed in writing by Parent and the Company, the Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Company Subsidiary, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so.

4. The first sentence of Section 8.4(a) of the Agreement is hereby replaced in its entirety with the following:

If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(i), then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, $15,600,000 (the “Company Termination Fee”) prior to or concurrently with such termination.

5. Except to the extent specifically modified by this Amendment, the Agreement remains unchanged, unaltered and in full force and effect and is hereby reaffirmed in its entirety.

6. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to be a reference to the Agreement as amended hereby unless the context shall otherwise require. Reference in the Agreement or any documents contemplated thereby shall be a reference to the Agreement as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions of the Agreement.

7. This Amendment and all claims and causes of action arising out of, based upon, or related to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware.

8. This Amendment may be executed by facsimile and in two or more counterparts and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement and Plan of Merger, effective as of the date first set forth above.

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ William J. O’Shaughnessy

Name:	William J. O’Shaughnessy
Title:	Assistant General Counsel and Secretary

SPARK ACQUISITION CORPORATION

By:	/s/ Michael E. Prevoznik

Name:	Michael E. Prevoznik
Title:	Vice President and Secretary

CELERA CORPORATION

By:	/s/ Kathy Ordoñez

Name:	Kathy Ordoñez
Title:	Chief Executive Officer